Exhibit 99.1

LogicMark, Inc. Reports Strong Third-Quarter 2024 Results Led by Double-Digit Growth in Year-Over-Year Sales and Gross Profit

November 12, 2024

LOUISVILLE, Ky., Nov. 12, 2024 (GLOBE NEWSWIRE) -- LogicMark, Inc. (Nasdaq: LGMK), a provider of personal safety, emergency response systems (PERS), health communications devices, and technology for the growing care and safety economy, today announced financial results for the third quarter ended September 30, 2024.

Financial and Operational Highlights:

●	Revenues rose to $2.7 million in the third quarter of 2024, a 14% year-over-year increase.

●	Gross profit increased to $1.8 million, a 13% increase over the third quarter of 2023.

●	Gross margin was 67%, a level consistently maintained over the past six quarters.

●	Overall operating expenses were $3.4 million, flat with the prior year period.

Chia-Lin Simmons, Chief Executive Officer of LogicMark, commented, “I’m pleased to share that in the third quarter, we achieved significant revenue growth compared to last year while successfully maintaining strong gross margins. The recent addition of the Freedom Alert Mini to our PERS solutions lineup has been met with positive reception, affirming the effectiveness of our go-to-market strategy. In the third quarter, we sold 1,106 units compared to 191 units in the second quarter. We are also excited about our new reseller partnership with Black Knight LLC, a service-disabled, veteran-owned small business, and the sales opportunities it will provide. This new partnership continues to affirm our commitment to the Veterans Administration and the military heroes who the VA supports.”

Third Quarter 2024 Results

Revenue for the third quarter ended September 30, 2024, was $2.7 million, a 14% increase compared with the same period last year. Higher sales of the Guardian Alert 911 Plus and the recently released Freedom Alert Mini PERS hardware boosted sales.

Gross margin was 67% for the third quarter of 2024 and has held steady over the previous six quarters as cost pressures have been offset by a shift in mix to higher margin products. Gross profit in the third quarter of this year rose 13% to $1.8 million, compared with $1.6 million in the same quarter last year.

Total operating expenses in the third quarter of 2024 were $3.4 million, flat with the same quarter last year and 6% lower than the second quarter of 2024. Lower spending in general and administrative costs are offsetting higher depreciation expenses.

Adjusted EBITDA for the third quarter was a loss of $0.8 million, an improvement over a loss of $1.1 million in the third quarter of 2023. Adjusted EBITDA includes the add-back of non-cash, stock-based compensation charges.

Net loss attributable to Common shareholders for the third quarter was $1.6 million compared with a net loss of $1.5 million in the same quarter last year. On a fully diluted basis, the net loss per share was $0.20, compared with a net loss of $1.10 per share in the same period last year.

As of September 30, 2024, the cash and cash equivalents balance was $5.6 million. As previously disclosed, on August 5, 2024, the Company closed on a registered secondary offering that resulted in gross proceeds of approximately $4.5 million.

Subsequent Events

On October 1, 2024, the Company held a Special Meeting of Shareholders, which, among other scheduled business, approved a reverse split of the Company’s outstanding shares of common stock and Series C preferred stock, to assist the Company with regaining compliance with Nasdaq listing requirements.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on November 1, 2024, to respond to recent actions by a stockholder that the Company’s board of directors believed was not in the Company’s or its stockholders’ best interests, the Company announced on the same date that it had entered into a Rights Agreement with Nevada Agency and Transfer Company, as rights agent, allowing for a possibility of a dividend of a right exercisable for a fraction of a share of a new series of Series G preferred stock to all holders of common stock other than an Acquiring Person (as defined in the Rights Agreement) that would occur once a person, entity or group acquires beneficial ownership of 15% or more of the Company’s outstanding shares of common stock, subject to certain exceptions. In connection with the Rights Agreement, the Company filed a certificate of designation with the State of Nevada to create the new Series G preferred stock, which contains provisions that work in concert with the Rights Agreement.

Investor Call and SEC Filings

Chia-Lin Simmons, CEO, and Mark Archer, CFO, will host a live investor call and webcast on November 12, 2024, at 1:30 PM (PST) / 4:30 PM (EST) to review the Company’s financial results for the third quarter of 2024.

Investors and analysts wishing to participate in the conference call should use these dial-in numbers:

Participant Toll-Free Dials: (800) 715-9871

Participant Toll Dials: (646) 307-1963

Conference ID: 7663305

To listen to the live webcast, please visit the LogicMark Investor Relations website or use the link: https://edge.media-server.com/mmc/p/7itvhwqo. The associated press release, SEC filings, and webcast replay will also be accessible on the investor relations website.

About Us

LogicMark, Inc. (Nasdaq: LGMK) is on a mission to let people of all ages lead a life with dignity, independence, and the joy of possibility. The Company provides personal safety, personal emergency response systems (PERS), software apps, health communications devices, services, and technologies to create a Connected Care Platform. Made up of a team of leading technologists with a deep understanding of IoT, AI, and machine learning and a passionate focus on understanding consumer needs, LogicMark is dedicated to building a ‘Care Village’ with proprietary technology and creating innovative solutions for the care economy. The Company’s PERS technologies are sold through the United States Veterans Health Administration, dealers, distributors, and direct to consumer. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments. For more information, visit LogicMark.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations as of the date of this press release and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy and the Company’s planned use of the proceeds received in connection with any public offerings. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long-range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to effect a reverse stock split and maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

Note Regarding Non-GAAP Financial Measures

This press release includes non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934, including adjusted EBITDA, which is reconciled to the most directly comparable GAAP financial measures. Management believes that non-GAAP adjusted EBITDA provides investors with insight into the Company’s overall operating performance.

Investor Relations Contact

investors@logicmark.com

LogicMark, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$2,705,461	$2,367,227	$7,652,813	$7,503,940
Costs of goods sold	903,834	769,956	2,529,018	2,444,401
Gross Profit	1,801,627	1,597,271	5,123,795	5,059,539

Operating Expenses
Direct operating cost	359,044	266,746	1,010,624	841,974
Advertising costs	114,795	57,195	402,229	190,588
Selling and marketing	599,306	636,643	1,792,337	1,620,109
Research and development	96,650	242,697	404,108	806,851
General and administrative	1,727,550	1,901,516	5,609,510	6,759,135
Other expense	101,013	54,296	254,770	133,261
Depreciation and amortization	402,821	217,767	1,126,346	649,468
Total Operating Expenses	3,401,179	3,376,860	10,599,924	11,001,386

Operating Loss	(1,599,552)	(1,779,589)	(5,476,129)	(5,941,847)

Other Income
Interest income	41,109	88,975	134,286	149,914
Other income	39,638	246,138	39,638	246,138
Total Other Income	80,747	335,113	173,924	396,052

Loss before Income Taxes	(1,518,805)	(1,444,476)	(5,302,205)	(5,545,795)
Income tax expense	-	-	-	-
Net Loss	(1,518,805)	(1,444,476)	(5,302,205)	(5,545,795)
Preferred stock dividends	(75,000)	(75,000)	(225,000)	(225,000)

Net Loss Attributable to Common Stockholders	(1,593,805)	(1,519,476)	(5,527,205)	(5,770,795)

Net Loss Attributable to Common Stockholders Per Share - Basic and Diluted	$(0.20)	$(1.10)	$(1.34)	$(4.73)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	7,995,555	1,380,373	4,112,228	1,219,749

LogicMark, Inc.

BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current Assets
Cash and cash equivalents	$5,585,835	$6,398,164
Accounts receivable, net	116,533	13,647
Inventory	818,717	1,177,456
Prepaid expenses and other current assets	486,490	460,177
Total Current Assets	7,007,575	8,049,444

Property and equipment, net	139,290	203,333
Right-of-use assets, net	65,758	113,761
Product development costs, net of amortization of $290,007 and $68,801, respectively	1,491,460	1,269,021
Software development costs, net of amortization of $271,557 and $23,354, respectively	1,827,839	1,299,901
Goodwill	3,143,662	3,143,662
Other intangible assets, net of amortization of $6,237,856 and $5,666,509, respectively	2,366,711	2,938,058

Total Assets	$16,042,295	$17,017,180

Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity

Current Liabilities
Accounts payable	$549,126	$901,624
Accrued expenses	1,181,386	1,151,198
Deferred Revenue	150,007	-
Total Current Liabilities	1,880,519	2,052,822
Other long-term liabilities	-	51,842
Total Liabilities	1,880,519	2,104,664

Commitments and Contingencies (Note 8)

Series C Redeemable Preferred Stock
Series C redeemable preferred stock, par value $0.0001 per share: 2,000 shares designated; 10 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	1,807,300	1,807,300

Stockholders’ Equity
Preferred stock, par value $0.0001 per share: 10,000,000 shares authorized Series F preferred stock, par value $0.0001 per share: 1,333,333 shares designated; 106,333 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively, aggregate liquidation preference of $319,000 as of September 30, 2024 and December 31, 2023, respectively	319,000	319,000
Common stock, par value $0.0001 per share: 100,000,000 shares authorized; 11,863,537 and 2,150,412 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	1,187	216
Additional paid-in capital	117,497,385	112,946,891
Accumulated deficit	(105,463,096)	(100,160,891)
Total Stockholders’ Equity	12,354,476	13,105,216
Total Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity	$16,042,295	$17,017,180

Source: LogicMark, Inc.

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